NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS FIRST QUARTER FISCAL 2010 RESULTS;
IMPROVING PROFITABILITY AND SAME-RESTAURANT SALES TRENDS CONTINUE; POSITIVE GUEST TRAFFIC; PAYS DOWN $107 MILLION OF DEBT

MARYVILLE, TN – October 7, 2009 – Ruby Tuesday, Inc. today reported diluted earnings per share of $0.11 on net income of $6.1 million for the Company’s first quarter of fiscal 2010, which ended on September 1, 2009.  This compares to diluted earnings per share of $0.01 on net income of $285 thousand for the first quarter of the prior year.

Same-restaurant sales for the first quarter decreased 3.1% and 6.5% at Company-owned and domestic franchise Ruby Tuesday restaurants, respectively, compared to the same quarter of the prior year.  Guest traffic at Company-owned same-restaurants was up in the quarter and built on the positive momentum of the fiscal 2009 fourth quarter.

Sandy Beall, Founder and CEO, commented on the results, saying, “Although the environment remains challenging, we are pleased that the momentum we established in the second half of fiscal 2009 through our marketing strategies and cost savings initiatives continued in the first quarter.  Highlights from our first quarter results include:

•	Same-restaurant guest counts increased for the second consecutive quarter;
•	Same-restaurant sales and guest counts continued to outperform our peers as measured by Knapp-TrackTM;
•	Same-restaurant sales were down 3.1%;
•	Solid profitability improvement;
•	We paid down $107.0 million of debt during the quarter, boosted by applying the net proceeds of approximately $73 million from our equity offering in July to debt retirement.
“Our top priorities for the remainder of the year remain unchanged.  First, get guests in seats, thereby increasing restaurant traffic and ultimately sales.  Our guests are responding to our strategic focus on Compelling Value as evidenced by our positive traffic.  Second, we remain

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highly focused on maximizing our cash flow and reducing debt.  Our third priority is to further strengthen and differentiate our brand through quality and remaining true to our core operating strategies:  Uncompromising Freshness and Quality of our food; service with Gracious Hospitality; a Fresh New Look for our restaurants; and offering Compelling Value.  We are confident in these strategies and believe that our team’s unwavering focus on them is contributing to our momentum.”

Highlights for the 13-week first quarter included:

•	Total revenue decreased 7.2% from the same period of the prior year primarily because of 45 fewer restaurants in operation and the decrease in same-restaurant sales.
•	The Company closed two restaurants and did not open any.
•	Domestic and international franchisees closed three restaurants and did not open any.
•
Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise revenue on the Company’s statement of operations) totaled $94.8 million and $99.7 million for the first quarter of fiscal 2010 and 2009, respectively.

•	Total capital expenditures were $3.8 million.
•	Debt was reduced by $107.0 million.
•	The Company sold 11.5 million common shares, raising a net of approximately $73 million which was used to pay down debt.
•	The Company had approximately 64 million shares of common stock outstanding at the end of the quarter.

Fiscal Year 2010 Guidance

•
New restaurant development – No new Company-owned Ruby Tuesday restaurants will be opened in fiscal 2010 and a total of 15 are projected to close as part of our previously announced plan to close 30 restaurants over time when their leases expire.  We project our franchisees will open 6 restaurants, 3 of which will be international.

•	Same-restaurant sales – We estimate same-restaurant sales for the year for Company-owned restaurants will be in the range of down 1% to down 3%.

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•
Restaurant operating margins are anticipated to be down primarily reflecting the impact of our marketing strategy to emphasize Compelling Value and its impact on food costs as a percentage of sales and some loss of leverage from the anticipated decline in same-restaurant sales.  The cost of our food products is expected to remain favorable compared with the prior year.

•
Other expenses – Depreciation is projected in the $62-65 million range and selling, general, and administrative expenses are targeted to be down approximately 10% from a year earlier.  Interest expense is projected to be $18-20 million and the tax rate is estimated to be 10-20%.  Fully diluted weighted average shares outstanding are estimated to be approximately 62 million for the year.

•	Diluted earnings per share for the year are projected to be in the $0.50-0.60 range.
•	Capital expenditures for the year are estimated to be $18-20 million.

In closing, Mr. Beall said, “While we are pleased with our results in the first quarter, our team is determined to work harder and smarter with a continued focus on our restaurant operations and our core operating strategies I mentioned earlier.  We will continue to differentiate the Ruby Tuesday brand and execute on our mission statement:  to consistently deliver a memorable, high-quality casual dining experience with compelling value.  We continue to have challenges ahead, but our recent trends are encouraging and I believe the worst is behind us.  We believe the decisions we have made over the last year have clearly resulted in positive momentum and we believe they have positioned us well for the long term.”

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Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 46 states, the District of Columbia, Guam, and 13 foreign countries.  As of September 1, 2009, the Company owned and operated 670 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 171 and 55 restaurants, respectively.  For more information on Ruby Tuesday, please visit our company website at www.rubytuesday.com.  Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

For more information, contact:
Steve Rockwell                                                                           Phone:  865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time.   The call will be available live at the following websites:

http://www.rubytuesday.com
http://www.earnings.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, availability of debt financing on terms attractive to the Company, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and refranchises.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, our targets for annual growth in same-restaurant sales and average annual sales per restaurant, and our strategy to obtain the equivalent of an investment-grade bond rating), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes and remodeled restaurants; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages; costs and availability of food and beverage inventory; our ability to attract qualified managers, franchisees and team members; changes in the availability and cost of capital; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

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RUBY TUESDAY, INC.

Financial Results For the First Quarter of Fiscal Year 2010
(Amounts in thousands except per share amounts)

	13 Weeks		13 Weeks
	Ended		Ended
	September 1,	Percent	September 2,	Percent	Percent
	2009	of Revenue	2008	of Revenue	Change

Revenue:
Restaurant sales and operating revenue	$ 299,301	99.6	$ 321,216	99.1
Franchise revenue	1,311	0.4	2,785	0.9
Total revenue	300,612	100.0	324,001	100.0	(7.2)

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	90,327	30.2	87,631	27.3
Payroll and related costs	100,459	33.6	109,798	34.2
Other restaurant operating costs	60,877	20.3	68,611	21.4
Depreciation and amortization	16,281	5.4	20,129	6.3
(as a percent of Total revenue)
Selling, general and administrative, net	19,020	6.3	26,260	8.1
Closures and impairments	590	0.2	1,909	0.6
Equity in losses/(earnings) of unconsolidated franchises	228	0.1	(499)	(0.2)
Total operating costs and expenses	287,782		313,839

Earnings before Interest and Taxes	12,830	4.3	10,162	3.1	26.3

Interest expense, net	5,388	1.8	9,800	3.0

Pre-tax Profit	7,442	2.5	362	0.1	1,955.8

Provision for income taxes	1,298	0.4	77	0.0

Net Income	$ 6,144	2.0	$ 285	0.1	2,055.8

Earnings Per Share:
Basic	$ 0.11		$ 0.01		1,000.0
Diluted	$ 0.11		$ 0.01		1,000.0

Shares:
Basic	56,127		51,381
Diluted	56,295		51,439

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RUBY TUESDAY, INC.

Financial Results For the First Quarter
of Fiscal Year 2010
(Amounts in thousands)

	September 1,	June 2,
CONDENSED BALANCE SHEETS	2009	2009
Assets
Cash and Short-Term Investments	$5,822	$9,760
Accounts and Notes Receivable	8,481	8,095
Inventories	20,545	21,025
Income Tax Receivable	17,548	8,632
Deferred Income Taxes	15,796	15,918
Assets Held for Sale	10,898	16,120
Prepaid Rent and Other Expenses	13,143	13,423

Total Current Assets	92,233	92,973

Property and Equipment, Net	975,266	985,099
Notes Receivable, Net	572	713
Other Assets	45,749	45,411

Total Assets	$1,113,820	$1,124,196

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$14,280	$16,841
Other Current Liabilities	101,150	97,158
Long-Term Debt, including Capital Leases	372,090	476,566
Deferred Income Taxes	30,716	20,706
Deferred Escalating Minimum Rents	41,379	41,010
Other Deferred Liabilities	54,026	55,549

Total Liabilities	613,641	707,830

Shareholders' Equity	500,179	416,366

Total Liabilities and
Shareholders' Equity	$1,113,820	$1,124,196